Exhibit 10.3
DIRECTOR FEES
On May 19, 2008, the Board of Directors of Bank of Granite Corporation (the “Company”) approved changes in the Company’s director fees for 2008, as recommended by the Board of Director’s Compensation Committee and its Nominating and Corporate Governance Committee. Beginning in May 2008, the Chairman will receive $42,000 annually, payable in monthly installments of $3,500, in lieu of the annual retainer and meeting fees paid to other non-employee directors. Also beginning in May 2008, the Vice-Chairman will receive a supplemental annual payment of $4,000 in addition to the annual retainer and meeting fees paid to other non-employee directors.
The fees paid to each non-employee director other than the Chairman and Vice-Chairman remain unchanged as approved by the Board on Directors on April 17, 2006. Each will receive an annual retainer in the amount of $10,000 and a meeting fee, payable quarterly, in the amount of $500 for each Board meeting attended. Non-employee committee members will continue to receive a meeting fee, payable quarterly, in the amount of $250 for each committee meeting attended. Non-employee committee chairpersons will continue to receive a meeting fee, payable quarterly, in the amount of $400 for each committee meeting they conduct, which is in lieu of the $250 committee meeting fee paid to the other non-employee committee members in attendance.